PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
February 12, 2020

Contact:    Dana Perlman
Treasurer, Senior Vice President, Business Development and
Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. PROVIDES UPDATES ON BUSINESS IMPACT OF CORONAVIRUS AND 2019 FOURTH QUARTER AND FULL YEAR OUTLOOK

New York, New York – PVH Corp. [NYSE: PVH] announced today that it is working with local authorities to ensure the health, wellness and safety of its associates and business partners in connection with the coronavirus outbreak in China.

Emanuel Chirico, Chairman and Chief Executive Officer, commented, “We are closely monitoring the situation in China. Our priority is the well-being of our associates and business partners, their families and local communities, and our hearts are with those that have been impacted by the coronavirus. I want to sincerely thank our dedicated associates in Asia who are going above and beyond, with many working remotely from home, to drive our business forward.”

Currently, the majority of the total CALVIN KLEIN and TOMMY HILFIGER stores (company-operated and franchise) in China are temporarily closed due to coronavirus concerns, including as a result of related government-imposed restrictions. Further, the stores that are open are operating for limited hours and are experiencing significantly lower than planned traffic and sales trends.

Greater China is expected to account for approximately 7% of the Company’s 2019 revenue and the Asia Pacific region is expected to account for approximately 16% of the Company’s 2019 revenue. Additionally, approximately 20% of the Company’s global sourcing is derived from China, including approximately 10% of sourcing inbound to the U.S.

The Company also announced an update to its earnings guidance:

GAAP Basis
The Company currently expects its earnings per share on a GAAP basis for the fourth quarter and full year 2019 will be lower than its guidance previously announced on January 9, 2020 due to an actuarial loss expected to be recognized on its retirement plans in the fourth quarter of 2019, primarily resulting from a decrease in the discount rate in the latter part of January 2020. Earnings per share on a non-GAAP basis for these periods, discussed below, excludes this loss and the resulting estimated tax effect, as well as the other amounts for the applicable period described below under the heading “Non-GAAP Exclusions.” The Company's guidance for earnings per share on a GAAP basis previously announced on January 9, 2020 is approximately $(0.20) for the fourth quarter 2019 and approximately $6.32 for the full year 2019.

Non-GAAP Basis
Although the Company's earnings guidance announced on January 9, 2020 did not contemplate the coronavirus outbreak, the Company is reaffirming its guidance with respect to earnings per share on a non-GAAP basis, which is expected to be at least $1.79 for the fourth quarter 2019 and at least $9.45 for the full year 2019, as previously announced on January 9, 2020. The Company believes that it would have exceeded its non-GAAP earnings guidance had the coronavirus outbreak not occurred during the last two weeks of its fiscal year.

Mr. Chirico continued, “While the coronavirus will impact our businesses in the near-term, our long term growth opportunities across the Asia Pacific region are significant. Given our diversified, global business model and the strength of our iconic brands, we are well-positioned to manage this period of uncertainty. We will provide an operational and financial update on our upcoming fourth quarter and full year 2019 earnings call.”

Non-GAAP Exclusions:
The amounts in this release that are referred to as non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $105 million incurred and estimated to have been incurred in 2019 in connection with the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019, consisting of a non-cash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, other non-cash asset impairments, severance, contract termination and other costs, and inventory markdowns, of which $70 million was incurred in the first quarter, $29 million was incurred in the second quarter, $3 million was incurred in the third quarter and approximately $2 million is estimated to have been incurred in the fourth quarter.

•
Pre-tax costs of $55 million incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the U.S., primarily consisting of non-cash lease asset impairments.

•
Pre-tax costs of $60 million incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses in conjunction with the Company’s plan to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture, which began operations in December 2019, and to bring in-house the international Calvin Klein socks and hosiery wholesale businesses.

•	Pre-tax costs of $6 million incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities.

•
Pre-tax non-cash gain of $113 million recorded in the second quarter of 2019 to write up the Company's equity investments in Gazal Corporation Limited (“Gazal”) and PVH Brands Australia Pty. Limited to fair value in connection with the Company’s acquisition of the approximately 78% interest in Gazal that it did not already own (the “Australia acquisition”).

•
Pre-tax costs of approximately $22 million incurred and estimated to have been incurred in 2019 in connection with the Australia acquisition and the Company’s acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the Company’s previous licensee in that market, primarily consisting of non-cash valuation adjustments, of which $7 million was incurred in the second quarter, $9 million was incurred in the third quarter and approximately $6 million is estimated to have been incurred in the fourth quarter.

•
Pre-tax expenses of approximately $7 million incurred and estimated to have been incurred in 2019 resulting from the remeasurements of the Company’s mandatorily redeemable non-controlling interest, which was recognized in connection with the Australia acquisition, of which $3 million was recognized in the third quarter and approximately $4 million is estimated to be recognized in the fourth quarter.

•
Pre-tax non-cash loss of approximately $130 million expected to be recorded in the fourth quarter of 2019 related to the sale of the Company’s Speedo North America business and the resulting deconsolidation of the Speedo net assets.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to the Company’s future earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions, such as the acquisitions referenced in this press release; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the recently imposed tariffs and threatened increased tariffs on goods imported into the U.S. from China, any of which, among other things, could limit the ability to produce products in cost-effective countries or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, such as the current outbreak of coronavirus, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments impose mandatory business closures, travel restrictions or the like to prevent the spread of disease; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release refers to non-GAAP financial measures, as defined under SEC rules, and GAAP financial measures, included and reconciled in a press release issued on January 9, 2020, which is also an exhibit to the Company’s Current Report on Form 8-K furnished to the SEC on that date, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding earnings, whether as a result of the receipt of new information, future events or otherwise.